EXHIBIT 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

October 22, 2012

Sears Holdings Corporation Board of Directors Provides Final Approval of Partial Spin-Off of Its Interest in

Sears Canada Inc.

Previously announced transaction expected to be completed November 13, 2012

HOFFMAN ESTATES, Ill. – Sears Holdings Corporation (NASDAQ: SHLD) (“Sears Holdings”) today announced that its board of directors approved the previously announced spin-off of a portion of its interest in Sears Canada Inc. (TSX: SCC) (“Sears Canada”). Sears Holdings, which currently owns approximately 95.5% of the issued and outstanding common shares of Sears Canada, will distribute approximately 44.5% of the total issued and outstanding common shares of Sears Canada on a pro rata basis to holders of Sears Holdings common stock such that Sears Holdings will retain an ownership interest of approximately 51% in Sears Canada. The distribution will be made on November 13, 2012 to Sears Holdings’ stockholders of record as of the close of business on November 1, 2012, the record date for the partial spin-off. Every share of Sears Holdings common stock held as of the close of business on the record date will entitle the holder to a distribution of 0.4283 Sears Canada common shares. Fractional Sears Canada common shares will not be distributed. Instead, the distribution agent will aggregate fractional shares into whole shares, sell such whole shares in the open market at prevailing market prices and distribute the aggregate net cash from proceeds from the sales pro rata to holders who otherwise would have been entitled to receive fractional shares in the distribution. Holders of Sears Holdings restricted stock that is unvested as of the record date will receive cash awards subject to vesting requirements in lieu of Sears Canada common shares. The distribution will be taxable to Sears Holdings’ stockholders for Canadian and U.S. federal income tax purposes.

Following the distribution, Sears Holdings will continue to be listed on the NASDAQ Global Select Market under the symbol “SHLD,” and Sears Canada will continue to be listed on the Toronto Stock Exchange (the “TSX”) under the symbol “SCC”. We expect that until two trading days prior to the record date, Sears Holdings common stock will trade on NASDAQ with an entitlement to Sears Canada common shares on the distribution date. Subsequent to such date, we expect that shares of Sears Holdings common stock will trade on NASDAQ “ex-distribution,” without an entitlement to Sears Canada common shares. We further expect that from a date determined by the TSX through the distribution date, entitlements to the common shares being distributed in the partial spin-off will trade on a “when-issued” market on the TSX.

Holders of Sears Holdings common stock as of the record date will not be required to make any payment, surrender or exchange any shares of Sears Holdings common stock or take any other action to participate in the partial spin-off. Information regarding the procedures by which the distribution will be effected and other details of the transaction is contained in a registration statement filed by Sears Canada and is available on the Securities and Exchange Commission’s website at www.sec.gov. An information statement containing a copy of the registration statement will be made publicly available online at www.searsholdings.com/invest. Holders of Sears Holdings common stock as of the record date will receive instructions on how to access the information statement online or obtain a printed copy at no charge.

The partial spin-off is subject to the satisfaction or waiver of a number of conditions described in Sears Canada’s registration statement. If the conditions are met in accordance with the timing currently contemplated, the distribution will occur on November 13, 2012 and direct registration account statements reflecting the Sears Canada common shares will be distributed to the eligible Sears Holdings’ stockholders on or about November 15, 2012.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains forward-looking statements about our expectations for the partial spin-off of Sears Canada Inc., including the intended structure and timing of the transaction. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the extent to which we are able to complete the transaction on the intended timetable or at all; the length of any SEC or other regulatory review; actions taken by NASDAQ or the TSX; the performance of third-party vendors involved in the distribution and other factors that impact our business and results of operations. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available.

About Sears Holdings Corporation

Sears Holdings Corporation is one of the largest broadline retailers with over 2,600 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, consumer electronics and automotive repair and maintenance. Sears Holdings is the 2011 ENERGY STAR® Retail Partner of the Year. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands’ End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has the Country Living collection, which is offered by Sears and Kmart. We are the nation’s largest provider of home services, with more than 15 million service calls made annually. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers

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